EXHIBIT 10.35

      This EMPLOYMENT AGREEMENT ("Agreement") is effective as of June 1, 2004 by and between PATRIOT SCIENTIFIC CORPORATION, a Delaware Corporation (the "Company"), and PATRICK NUNALLY (the "Employee").

      The parties agree as follows:

      1. Term of Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to accept employment as Chief Technology Officer
(CTO) of the Company for a one year period commencing June 1, 2004, or for such shorter period as may be mutually agreed by the Company and the Employee (the "Employment Period'), subject to the terms and conditions of this Agreement. In his capacity as CTO of the Company, Employee will be responsible for the general duties associated with his title including, but not limited to the development of the company technology and product roadmaps as well as researching, developing, testing, and monitoring the production of products necessary to enable the Company to successfully market and sell its microprocessor technology and other technology and/or such other duties on behalf of the Company as may be assigned to him from time to time by the Chief Executive Officer ("CEO") of the Company.

      The Employee agrees that, during the Employment Period, he will serve the Company faithfully and to the best of his abilities, devoting substantially all his time, energy and skill to the activities of the Company and the promotion of its interests. The Employee agrees not to work for or participate in any business that competes in any manner with the business of the Company during his employment with the Company, including after hours, or on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.

      2. Compensation and Benefit Plans.

      (a) The Employee shall receive a base salary during the Employment Period which shall be payable in installments at such times as other employees are paid but in any case at least monthly as follows: The Employee shall receive a gross base salary of not less than fifteen thousand dollars ($15,000.00) per month for his services as CTO. The base salary may be subject to other upward adjustments as may be recommended by the CEO of the Company to the Board of Directors of the Company (the "Board") and as shall be approved by the Board and Compensation Committee.

      (b) The Employee may receive, at the sole discretion of the Board of Directors of the Company, an Annual Incentive Bonus up to 50% of the total yearly base compensation for the applicable year (the "Annual Incentive Bonus"). The Annual Incentive Bonus payment will be based upon mutually agreed upon objectives and levels of performance, if any, and shall otherwise be at the discretion of the Board of Directors.

      (c) The Employee shall be eligible to participate in all employee benefit programs, if any, maintained by the Company, including, but not limited to, group life insurance, medical, dental, retirement and pension plans, any deferred compensation profit sharing plans, 401(k) savings plan, and other such fringe benefits as are or may be available from time to time to senior Employees of the Company, including without limitation a car allowance of $400 per month. The Company reserves the right to modify or eliminate such fringe benefits on a prospective basis, at any time, effective upon 60 days notice to Employee. During the Employment Period, the Employee shall accrue vacation at the rate of 4 weeks per annum.


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

      (d) The Company will pay or reimburse the Employee during the Employment Period for all expenses normally reimbursed by the Company and reasonably incurred by the Employee in furtherance of his duties hereunder including but not limited to, expenses of entertainment, travel, meals, hotel accommodations and the like upon the submission by the Employee of vouchers or an itemized list thereof and as may be required in order to permit such payments as proper deductions for the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect. Any and all business expenses exceeding $100.00 shall be pre-approved by the CEO of the Company.

      3. Stock Options.

      (a) The Employee has been granted an option dated December 18, 2003 to purchase up to 173,000 shares of the Company's common stock at an exercise price of $.0345.

      (b) The Stock Option will vest according to the following schedule:

      1. 25% on billings to customers accumulating $200,000 subsequent to December 18, 2003 and previous to December 31, 2004, 50% on billings to customers accumulating $500,000 subsequent to December 18, 2003 and previous to December 31, 2004.

      2. 100% on billings to customers accumulating $750,000 subsequent to December 18, 2003 and previous to December 31, 2004.

      3.    Any shares not vested as of December 31, 2004 shall be cancelled.

      4. Termination of Employment.

      (a) Termination for Cause by Company. The Company may terminate Employee's employment immediately at any time for good cause, including, but not limited to: (a) acts or omissions constituting gross negligence, recklessness, gross misconduct, dishonesty or an act of moral turpitude on the part of Employee; (b) Employee's material breach of this Agreement or any other confidentiality agreement between the Company and Employee; (c) Employee's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Employee's breach of fiduciary duty toward the Company; (e) Employee's inability to perform all of the essential functions and duties of Employee's position, with or without reasonable accommodation; (f) Employee's death; (g) improper actions taken to impair the Company's duly held licenses; (h) a determination or request by an appropriate regulatory authority that the Employee be removed or disqualified from acting as an officer of the Company; (i) Employee's failure to satisfactorily perform his duties to the Company, provided that Employee fails to cure any such failure within 30 days after written notice from the Company of such failure, provided further, however, that such right to cure shall not apply to any repetition of the same failure previously cured hereunder; or (j) Employee's violation of any material rule, regulation or policy of the Company that may be established and made known to the Company's employees from time to time. In the event Employee's employment is terminated in accordance with this subparagraph 4.(a), Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any benefits and expense reimbursements to which Employee is entitled by virtue of his prior employment with the Company through the date of termination (collectively referred to as "Standard Entitlements."). All other company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive any severance payment or any part thereof.


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      (b) Termination Without Cause By The Company. If the Employee's employment is terminated for other than cause by the Company, then the Employee is entitled to severance payments equal to the lesser of: (1) two (2) months of the then current base salary payable in a lump sum payment or (2) the then current base salary for the remaining term of this Agreement payable in a lump sum, providing Employee executes a full general release, releasing all claims, known or unknown, that Employee may have against the Company arising out of or any way related to Employee's employment or termination of employment with the Company. In such event, the Employee shall have the right to continue coverage in accordance with COBRA, at his expense, under group life insurance, medical, and dental healthcare plans of the Company by paying the applicable group premium(s) as if the Employee were still employed.

      (c) Voluntary Resignation By Employee. Employee may voluntarily resign Employee's position with the Company, at any time, on thirty (30) days advance written notice. The Company reserves the right, exercisable in its sole discretion, to pay Employee his Base Salary and the value of other contractual benefits provided herein, on a pro rata basis in lieu of the required noticed. In the event of Employee's resignation, Employee will be entitled to receive the Standard Entitlements to the date of resignation and no other amount for the remaining term of this Agreement, if any. All other company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive any severance payment.

      (d) Change of Control. If within six (6) months of a Change in Control, as that term is defined herein, Employee refuses to accept or voluntarily resigns from a position other than a Qualified Position, as that term is defined herein, Employee shall receive severance compensation equal to the lesser of: (1) two
(2) months of the then current base salary payable in a lump sum payment or (2) the then current base salary for the remaining term of this Agreement payable in a lump sum, providing Employee executes a full general release, releasing all claims, known or unknown, that Employee may have against the Company arising out of or any way related to Employee's employment or termination of employment with the Company. A "Change in Control" means the acquisition, directly or indirectly, of more than 40% of the outstanding shares of any class of voting securities of the Company by one person or one entity that is not an existing shareholder as of the date of this Agreement, or a merger, consolidation or sale of all or substantially all of the assets of the Company, such that the individuals constituting the Board of the Company immediately prior to such period shall cease to constitute a majority of the Board, unless the election of each director who was not a director prior thereto was approved by vote of at least two-thirds of the directors then in office who were directors prior to such period. Notwithstanding the foregoing, an acquisition of the requisite percentage of voting securities in connection with a public offering of securities by the Company for the primary purpose of providing capital resources to the Company shall not be considered a "Change in Control" for purposes of this paragraph. "Qualified Position" is an Employee officer position with the entity surviving the Change in Control with substantially the same responsibilities as those held by the Employee on the date of the Change in Control as determined by the Company's compensation committee in its sole discretion. Also, notwithstanding the foregoing, if the Company determines that the amounts payable to Employee under this Agreement, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company shall reduce the amount payable to Employee under this Section 4(d) to an amount that will not subject Employee to the imposition of tax under Section 4999 of the Internal Revenue Code; provided, however, that this provision shall apply only to payments to be made under this employment agreement and Employee by the Company.


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      5. Trade Secrets of the Company, Patents and Inventions. Employee agrees to read, sign and abide by the Company's Proprietary Information and Inventions Agreement which is attached as Exhibit 1 and incorporated herein by reference.

      6. Severability. In the event that any provisions or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

      7. Assignment. The rights of the Company (but not its obligations) under this Agreement may, without the consent of the Employee, be assigned by the Company to any parent, subsidiary, or a successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. [?] Except as provided for in Section 9 hereunder the Employee may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

      8. Survival of Certain Provisions. The covenants and agreements set forth in Paragraph 5 through 18 of this Agreement shall survive termination of the Employee's employment and/or this Agreement, and shall remain in full force and effect regardless of the cause of such termination.

      9. Beneficiaries: References. The Employee shall be entitled to select (and change) a beneficiary or beneficiaries to receive any accrued compensation or benefit payable, if any, following the Employee's death, and may change such election, in either case, by giving the Company written notice thereof. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement shall be deemed, where appropriate, to refer to the Employee's beneficiary, estate, committee, conservator or other legal representative.

      10. Notices. All notices, requests, demands and other communications shall be in writing and shall be defined to have been duly given if delivered or if mailed by registered mail, postage prepaid;

            (a) If to the Employee, addressed to him at the following address as may be changed in writing from time to time:

         Patrick Nunally
         2227 Villa Verde Road
         Escondido, CA 92029


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      (b) If to the Company, addressed to:

         CEO
         Patriot Scientific Corporation
         10989 Via Frontera
         San Diego, CA 92127

or to such other address as any party may request by notice given as aforesaid to the other parties hereto.

      11. Titles and Headings. Titles and headings to paragraphs hereof are for the purposes of references only and shall in no way limit, define or otherwise effect the provisions hereof

      12. Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of California, and shall be governed by and construed in accordance with the laws of the State of California.

      13. Agreement to Arbitrate. Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between them, and any disputes upon termination of employment in accordance with the Arbitration Agreement attached hereto as Exhibit "2" and incorporated by this reference as though fully set forth herein.

      14. Counterparts. This Agreement shall be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart.

      15. Entire Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by the parties hereto. This Agreement supersedes any previous oral or written communications, representations, understandings or agreements with Employer or any officer or agent thereof through the date the Agreement is executed by the parties. Employee understands that no representative of the Company has been authorized to enter into any agreement or commitment with Employee which is inconsistent in any way with the terms of this Agreement.

      16. Good Faith. Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

      17. Waiver. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of the Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding upon the parties hereto unless it is executed in writing by the party making the waiver.

      18. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written.

PATRIOT SCIENTIFIC CORPORATION


By:  /s/ J.E. WALLIN
     ------------------
    J.E. Wallin, CEO

Employee:


By:  /s/ PATRICK NUNALLY
     --------------------
     Patrick Nunally


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